Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees

Federated MDT Equity Trust:

We consent to the use of our report, dated August 18, 2017, with respect to the financial statements of Federated MDT Large Cap Value Fund, a portfolio of the Federated MDT Equity Trust, as of August 16, 2017 and for the period presented therein, included herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG

Boston, Massachusetts

August 18, 2017